CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Nationwide Life and Annuity Insurance Company:


We consent to the use of our report for Nationwide Life and Annuity Insurance Company dated April 15, 2005, included herein, and to the reference to our firm under the heading "Services" in the Statement of Additional Information (SEC File Number 333-121878). Our report for Nationwide Life and Annuity Insurance Company refers to the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Separate Accounts in 2004.





KPMG LLP
Columbus, Ohio
April 25, 2005